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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated April 15, 2011 with respect to the financial statements of RiverSource Life Insurance Co. of New York and to the use of our report dated April 22, 2011 with respect to the financial statements of RiverSource of New York Variable Annuity Account 2 included in this Post-Effective Amendment No. 9 to the Registration Statement (Form N-4, No. 333-144422) for the registration of the RiverSource(R) FlexChoice Select Variable Annuity offered by RiverSource Life Insurance Co. of New York.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 22, 2011